  ADDENDUM #1

to

EXCLUSIVE ROYALTY FREE PATENT LICENSE AGREEMENT

This addendum (“Addendum”) to that certain Exclusive Royalty Free Patent License Agreement by and between ENERGETICX.NET, L.L.C., a Washington limited liability company (“EGX”), and HYPERSCIENCES, INC., a Delaware corporation (“HSI”) dated May 19, 2015 (the “Exclusive License Agreement”), is made and entered into as of July 27, 2018 (the “Effective Date”). EGX and HSI are referred to herein each as a “Party” and together as the “Parties”.

Background

A. Pursuant to the Exclusive License Agreement, HSI has granted EGX an exclusive, non-transferable, royalty-free license to make, have made on Company’s behalf, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products in the Territory in the Field of Use (as such terms are defined in the Exclusive License Agreement).

B.EGX has developed, and continues to develop, proprietary technology relating to revolutionary, commercial direct space launch utilizing ram accelerators and owns substantial intellectual property rights related thereto. EGX is desirous of promoting further development and testing of ram accelerator technology for direct space launch.

C.HSI specializes in hypervelocity impact mining, tunneling, drilling, and boring systems and has a specific competency in developing and integrating automated hypervelocity projectile launch systems. HSI has developed, has made substantial investment, and continues to develop, proprietary ram accelerator technology and owns substantial intellectual property rights related thereto. These technologies address many of the same challenges involved in direct space launch.

E. HSI has been selected for a Phase I National Aeronautics and Space Administration Small Business Innovation Research contract and the opportunity to be selected for further phases of such contract (Phase I and all subsequent Phases awarded to HSI are referred to collectively as the “SBIR Contract”), which includes deliverables relating to EGX’s exclusive field of use under the Exclusive License Agreement.

G. HSI is desirous of obtaining a license back from EGX to support HSI’s performance pursuant to the SBIR Contract, and EGX is desirous of granting a license to HSI to enable HSI to develop technology that may be available for license to EGX for its purposes in the future in its exclusive Field of Use (as such term is defined in the Exclusive License Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound agree as follows:

1.DEFINITIONS. Any capitalized term in this Addendum that is not otherwise defined herein shall have the meaning set forth in the Exclusive License Agreement.

2.TERM.

The term of this Addendum shall be effective as of the Effective Date and, unless terminated earlier as provided in Article 5 herein, will expire on the date of termination of the Exclusive License Agreement.

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3. GRANT OF LICENSE. The following license is in addition to and do not amend or supersede the licenses granted under to the Exclusive License Agreement.

3.1.Patent Sublicense Grant. EGX hereby grants to HSI, and HSI hereby accepts, a non-exclusive, non-transferable, royalty-free sublicense to make, have made on HSI’s behalf, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products as reasonably necessary for HSI to comply with its obligations under the SBIR Contract, including, without limitations, the creation and delivery of deliverables required under the SBIR Contract. The license granted in this Addendum is limited to the Valid Claims. No provision of this Addendum grants Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Addendum to the Licensed Patents, or to any other EGX-owned technology, patent applications, or patents.

3.2.EGX Reservation of Rights. EGX reserves all rights not expressly granted to HSI under this Addendum.

4.SPACEPORT AMERICA LAUNCH ACCESS. &NBSP;EGX shall provide HSI access to, and use of, the EGX facilities at Spaceport America (the “EGX Facilities”) as reasonably necessary for HSI to use such the EGX Facilities as necessary and desirable, in HSI’s sole discretion, for HSI to comply with its obligations under the SBIR Contract

5.TERMINATION.

5.1.Termination.  This Addendum may be terminated as follows:

5.1.1.Mutual Consent.  This Addendum may be terminated at any time upon mutual consent of the Parties, evidenced by a written document signed by an authorized officer or representative of each Party.

5.1.2.HSI’s Right to Terminate For Cause.  HSI shall have the right to immediately terminate this Addendum, at HSI’s sole discretion, upon delivery of written notice to EGX in the event (i) of any material breach by EGX of this Addendum provided that such breach has not been cured within thirty (30) days after written notice thereof is given by HSI to EGX; or (ii) EGX becomes insolvent, files for bankruptcy, has an involuntary petition of bankruptcy filed against it which is not discharged with sixty (60) days from the date of filing, or executes an assignment for the benefit of any creditor.

5.1.3.EGX’s Right to Terminate For Cause.  EGX shall have the right to immediately terminate this Addendum, at EGX’s sole discretion, upon delivery of written notice to HSI in the event (i) of any material breach by HSI of this Addendum provided that such breach has not been cured within thirty (30) days after written notice thereof is given by EGX to HSI; or (ii) HSI becomes insolvent, files for bankruptcy, has an involuntary petition of bankruptcy filed against it which is not discharged within sixty (60) days from the date of filing, or executes an assignment for the benefit of any creditor.

5.2.Effect of Termination.  Upon any termination of this Addendum, the sublicense granted to HSI herein shall automatically terminate.

6.RELEASE, INDEMNIFICATION, AND INSURANCE.

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6.1.HSI’s Release. For itself and its employees, HSI hereby releases EGX and its Affiliates, directors, officers, employees, and agents forever from any suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of HSI’s acts or omissions relating to HSI’s use of the EGX Facilities and/or HSI’s sublicense rights granted herein.

6.2.HSI’s Indemnification. Throughout the term of this Addendum and thereafter, HSI shall indemnify, defend, and hold EGX and its managers, members, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses, collectively, “Damages”), relating to or arising out of HSI’s acts or omissions relating to HSI’s use of the EGX Facilities and/or HSI’s sublicense rights granted herein, except to the extent such Damages are caused by the acts or omissions of EGX, its managers, members, employees or agents.

6.3.HSI’s Insurance. Throughout the term of this Addendum, HSI shall maintain commercially reasonable insurance coverage naming EGX as an additional insured.

7.AMENDMENT AND WAIVER. This Addendum may be amended from time to time only by a written instrument signed by the Parties. No term or provision of this Addendum will be waived and no breach excused unless such waiver or consent will be in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach.

8.OWNERSHIP OF INTELLECTUAL PROPERTY.

8.1.For purposes of this Addendum, “Intellectual Property” means any invention and improvement, whether or not patentable and whether or not reduced to practice; patents, including all applications therefor; invention disclosures; registered and unregistered designs; inventor notebooks; prototypes; industrial designs; engineering drawings; CAD files; models; theories of operation; copyrights; trade dress (excluding trademarks or applications); know-how; trade secrets; Confidential Information and/or proprietary information; technical information; suggestions and feedback; data; methods; processes; designs; process technology; plans; formulae; drawings; schematics and blue prints and all rights therein; all other intangible property and proprietary rights, whether or not subject to statutory registration or protection; and, all rights in copies and tangible embodiments thereof, whether physically recorded or stored in a retrievable or readable form, including, without limitation, information or data recorded in or on any writing, computer disk, electronic or optical storage media, or similar form.

8.2.Preexisting Intellectual Property.  Any and all Confidential Information and Intellectual Property existing as of the Effective Date shall remain the property of the Party owning such Confidential Information or Intellectual Property.

8.3.Work Product.  Subject to the rights of the United States Government under the SBIR Contract, if any, the Parties agree that HSI will be the sole owner of all right, title and interest in and to any Intellectual Property developed by HSI in relation to fulfilling its obligations under the SBIR Contract.

9.WARRANTIES.

9.1.Authority. Each Party represents and warrants to the other Party that it has full corporate power and authority to execute, deliver, and perform this Addendum, and that no other corporate proceedings by such Party are necessary to authorize the Party’s execution or delivery of this Addendum.

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9.2.Disclaimers.

9.2.1.General Disclaimers. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 9.1 “AUTHORITY” OF THIS ADDENDUM, EGX DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING EACH LICENSED PATENT AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.2.2.Patent Disclaimers. EGX expressly disclaims any warranties concerning and makes no representations:

9.2.2.1.Patent Issuance. That the Licensed Patent(s) will be approved or will issue;

9.2.2.2.Licensed Patent Validity/Scope. Concerning the validity or scope of any Licensed Patent; or

9.2.2.3.Non-Infringement. That the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe a third party’s patent or violate a third party’s intellectual property rights.

10.LIMITATION OF LIABILITY. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL EGX BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

11.ASSIGNMENT. The rights and licenses granted by EGX in this Addendum are personal to HSI and HSI shall not assign its interest or delegate its duties under this Addendum without the written consent of HSI; any such assignment or delegation made without written consent of EGX will not release HSI from its obligations under this Addendum. The preceding sentence notwithstanding, HSI, without the prior approval of EGX, may assign all, but no less than all, its rights and delegate all, but no less than all, its duties under this Addendum to a third party provided that such assignment is in connection with the sale or transfer of all or substantially all of HSI’s assets. This Addendum will inure to the benefit of the Parties and their respective permitted assignees and trustees.

12.GENERAL PROVISIONS

12.1.Notices.  Unless otherwise provided in this Addendum, all notices required or permitted under this Addendum shall be in writing and shall be effective for all purposes upon actual receipt when personally delivered or sent by overnight or express courier service or upon acknowledgment of receipt if sent by facsimile, addressed to the other Party at the addresses listed in the introduction of this Addendum, with copies sent to the following:

HyperSciences, Inc.
ATTN: Daniel M. Wadkins
C/O Lee & Hayes, PLLC

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601 W. Riverside
Spokane, WA 99201

Fax: 509.323.8979

And

EnergeticX.net, LLC
ATTN: Mark Russell
1702 S. Rockwood Blvd
Spokane, WA 99203

Either Party may change its address by written notice to the other Party in the manner set forth above.  To the extent feasible, in the case of illegible or otherwise unreadable facsimile transmissions, the receiving Party will promptly notify the transmitting Party of any transmission problem and the transmitting Party will promptly resend any affected pages.

12.2.Survival. The following provisions shall survive the termination of this Addendum, as well as any other provisions which are explicitly stated to survive termination of this Addendum or which by their nature are intended to survive termination: Articles 6–12.

12.3.Severability. If any provision of this Addendum or portion thereof is determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, then such provision will, to the extent permitted by the court, not be voided but will instead be construed to give effect to its intent to the maximum extent permissible under applicable law and the remainder of this Addendum will remain in full force and effect according to its terms.

12.4.Construction.  Whenever the singular number is used in this Addendum and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Addendum are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Addendum or any provision hereof.

12.5.Choice of Law.   This Addendum will be governed by the laws of the State of Washington, without regard to the conflict of law principles thereof. The Parties irrevocably submit and consent to the jurisdiction and venue of any state or federal courts sitting in Spokane, Washington in any action arising or relating to this Addendum, and the Parties hereby irrevocably agree that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such a court. Process may be served on either party in the manner authorized by applicable law or court rule.

12.6.Attorneys’ Fees.  In the event litigation is instituted to enforce any provision of this Addendum, the prevailing party in such litigation shall be entitled to recover reasonable attorneys’ fees and expenses incurred in such litigation in addition to any other recovery to which such party may be legally entitled.

12.7.No Other Obligations.  This Addendum is nonexclusive and, except as expressly set for in this Addendum, will not be interpreted (i) to limit either Party’s right to obtain products or services from other sources; (ii) to prohibit or restrict either Party from independently developing or acquiring new products or services, improving existing products or services, or marketing any new, improved, or existing products or services; (iii) to restrict either Party from making, having made, using, leasing, licensing, selling, or otherwise disposing of any existing or future products or services of any type; (iv) to

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limit either Party’s right to deal with any other vendors, suppliers, contractors, or customers; (v) to limit either Party’s right to independently offer and price its respective services or products; or (vi) to commit either Party to favor or recommend any product or service of the other Party; to be binding, any such restriction or commitment must be in writing and signed by both Parties.  The preceding sentence will not be interpreted as an implied license under any Intellectual Property Right of either Party.

12.8.Entire Agreement; Modification; Waiver.  This Addendum constitutes the entire agreement of the Parties concerning its subject matter and supersedes any and all prior or contemporaneous, written or oral negotiations, correspondence, understandings and agreements between the Parties respecting the subject matter of this Addendum, including, without limitation, any term sheets, presentations, quotes or offers.  In the event that any inconsistency exists between the provisions of this Addendum and the Exclusive License Agreement, the provisions of the Exclusive License Agreement shall supersede the provisions of this Addendum except where this Addendum expressly states otherwise.  No supplement, modification or amendment to this Addendum will be binding unless evidenced by a writing signed by the Party against whom it is sought to be enforced.  No waiver of any of the provisions of this Addendum will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the Party making the waiver.

12.9.Execution; Counterparts.  This Addendum will not be binding in whole or in part upon the Parties unless and until duly executed by or on behalf of both Parties hereto, in which event this Addendum will be effective as of the Effective Date.  This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.10.No Adverse Construction.  The rule that an agreement is to be construed against the Party drafting the Exclusive License Agreement is hereby waived, and shall have no applicability in construing this Addendum or any provision hereof.

12.11.Publicity. The Parties shall have the right to report in their customary publications and presentations that HSI and EGX have entered into a license agreement for the technology covered by the Licensed Patents and the Parties may use company logos of the other Party in such publications and presentations provided that said Party does not modify the other Party’s logos and does not through such use imply any endorsement by the Party whose logo is used.

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IN WITNESS WHEREOF, the parties have caused this Addendum to be executed and delivered by their duly authorized representatives as of the Effective Date.

EnergeticX.net L.L.C.:	HyperSciences, Inc.:
By: Name: Title:	By: Name: Title:

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